Wells Fargo Consumer Conference September 16, 2020 Exhibit 99.1

This presentation contains “forward-looking statements” within the meaning of the federal securities laws concerning, among other things, our liquidity, our possible or assumed results of operations and our business strategies. These forward-looking statements, including any statements regarding EBITDA guidance, rely on a number of assumptions and our experience in the industry and are subject to risks, uncertainties and other important factors, many of which are beyond our control. Some of the factors that could cause our results to differ materially from those anticipated or expressed in any forward-looking statements include, among others, impacts of, and associated responses to, the COVID-19 pandemic; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers; interruption of product supply or increases in product costs; effective integration of acquisitions; achievement of expected benefits from cost savings initiatives; fluctuations in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; and extreme weather conditions, and natural disasters and other catastrophic events.   For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, which was filed with the Securities and Exchange Commission (“SEC”) on February 13, 2020, and in our Quarterly Report on Form 10-Q, for the quarterly period ended June 27, 2020, which was filed with the SEC on August 4, 2020. The forward-looking statements contained in this presentation speak only as of the date of this presentation. We undertake no obligation to update or revise any forward-looking statements. In this presentation, we refer to certain organic financial results. Organic financial results exclude contributions during the respective period from Smart Stores Holding Corp., which was acquired on April 24, 2020 and the Food Group of Companies (the "Food Group"), which was acquired on Sept. 13, 2019. Cautionary statements regarding forward-looking information Presentation of organic financial results

Consumer visits per location per day at food away from home establishments1 SafeGraph - average visits per location per day Alix Partners restaurant survey data – August 2020; People interested in doing the above activities in the next three months. Food away from home visits continue to increase; consumers remain interested in eating out again Eating at restaurants leads in consumer sentiment compared to other activities2

Organic Case Growth by Customer Type* YOY percent change; Week ended date Current case volume trends showing continued improvement * YOY shift in Labor Day timing was a tailwind to the week ended Sept 5th and a headwind to the week ended Sept 12th

Recovering volumes and cost reduction initiatives are expected to lead to Q3 2020 Adjusted EBITDA more than doubling from Q2 2020 Value-added services and national footprint are attracting new customers Ghost kitchen program and fall Scoop™ are both focused on off-premise dining New round of webinars designed to help customers with fall/winter transition Recently announced permanent cost reductions Integration activities are progressing as planned First Food Group system conversion completed; second on track for Q4 2020 Beginning to implement COGS synergies at Smart Foodservice Continued strong liquidity position enables future growth